THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.




                                   OHIO UNIVERSITY
                            RESEARCH AND GRADUATE STUDIES
                          102 RESEARCH AND TECHNOLOGY CENTER
                                  ATHENS, OHIO 45701



                             SPONSORED RESEARCH AGREEMENT



                             RESEARCH TO BE CONDUCTED BY
                  OHIO UNIVERSITY EDISON ANIMAL BIOTECHNOLOGY CENTER


                                         FOR


                                   PROGENITOR, INC.
                                 ONE PRESIDENT STREET
                                   ATHENS, OH 45701




Date April 1, 1993

                             SPONSORED RESEARCH AGREEMENT


    THIS AGREEMENT is made and entered into as of the first (1st) day of April, 1993 (herein after called "Effective Date"), by and between Progenitor, Inc., a corporation duly organized under the laws of Delaware and having its principal office at One President Street, Athens OH 45701 (hereinafter called "Sponsor"), and Ohio University, a corporation duly organized and existing under the laws of the State of Ohio and having its principal office at 102 Research and Technology Center,, Athens OH 45701 (hereinafter called "OU").

    WHEREAS, Sponsor desires that OU Edison Animal Biotechnology Center (herein after referred to as "EABC") performs certain research as described in the scope of work attached hereto and incorporated herein as Exhibit A, and EABC desires to perform such research upon and subject to the terms and conditions hereinafter set forth.

    NOW, THEREFORE, the parties agree as follows:

    1. SCOPE OF WORK EABC shall use all reasonable efforts to perform the research and deliver any reports or other items specified in Exhibit A attached hereto.

    2. INVESTIGATORS. EABC shall provide Thomas Wagner as Principal Investigator for work under this Agreement.

    3. PERIOD OF PERFORMANCE. The period of performance under this Agreement is specified as April 1, 1993 to March 31, 1995 unless extended or terminated as described elsewhere in this Agreement.

    4. COMPENSATION. Sponsor agrees to pay OU its costs to perform the research at EABC as described in the attached proposal (see Exhibit B, pages 1-3) up to a total of [ * * * ]. OU will invoice the Sponsor quarterly for costs incurred in the previous quarter and the Sponsor shall pay said invoices within sixty (60) days. OU will submit a final report of all expenditures within ninety (90) days of the date of termination of the Agreement. OU will maintain current and complete financial records in accordance with standard accounting practices.

    5.   REPORTS.  EABC will provide an annual report to Sponsor within sixty
(60) days of the completion of the first year and within sixty (60) days of the second year. EABC agrees to make employees working in execution of this Agreement appropriately available to Sponsor during working hours for consultation about research progress and related matters.

    6. TERMINATION. Sponsor shall have the right to terminate this Agreement effective upon written notice of termination to OU in the event that:

         (a) OU or EABC fails to perform or observe or otherwise breaches any of its material obligations under this Agreement and such failure or breach continues for a period of sixty (60) days after written notice thereof to OU from Sponsor; or

         (b) the Principal Investigator, Thomas Wagner, is unable to supervise the performance by EABC of this Agreement and no alternative Principal Investigator mutually agreeable to the parties has been designated by OU.

    Sponsor shall remain responsible for payment to OU for all work performed through the date of termination and for reimbursement to OU of all commitments incurred in the conduct of the research which cannot be reasonably canceled. OU will make every effort to cancel outstanding commitments at the time of notification.

    7. INTELLECTUAL PROPERTY. With the exception of any special terms defined elsewhere in the attached License Agreement, entered into on the same Effective Date as this Agreement, OU shall own all right, title, and interest in and to any and all inventions, improvements, discoveries, materials, products, know-how, data, formulations, processes or procedures first made or conceived or first reduced to practice in the performance of the work under this Agreement, and all patents or other proprietary rights thereto whether such patents or other proprietary rights were individually conceived or reduced to practice by EABC employees or jointly by EABC and Sponsor's employees. OU shall promptly disclose any Intellectual Property to Sponsor and rights to such property shall be governed by the License Agreement. The exception to this Article 7 on intellectual property shall include any and all technology first made or conceived or reduced to practice solely by Sponsor.

    Sponsor hereby grants EABC a royalty-free license to employ and engage all uses of Licensed Products and Licensed Processes, as defined in the License Agreement for the purpose of performing research duties as defined herein. The foregoing license shall survive the termination or expiration of this Agreement by one (1) year, but be limited to research purposes only.

    8. PUBLICATIONS. Sponsor acknowledges that the basic objective of research activities at OU is the generation of new knowledge and its expeditious dissemination and OU, subject to provisions of this Section 8 below, shall have the discretion to publish freely any results of research. Sixty (60) days prior to submission for publication or presentation, OU will provide a copy of the manuscript to the Sponsor for comment. The Sponsor will present the written comments to OU within thirty (30) days after receipt. Such comments shall include an assessment of potential intellectual property that is in the best interests of Sponsor to protect. OU agrees to take all necessary, appropriate or desirable steps to establish and protect its intellectual property pursuant to Article 6 of the License Agreement, or execute a Confidential Disclosure Agreement pursuant to Section 11 herein. Sponsor may not object to the publication or presentation of research results derived by EABC from this Agreement as long as Sponsor has had a sufficient opportunity, as defined above, to secure its license rights to intellectual property as defined in the License Agreement.

    9. COPYRIGHTS. According to OU policy, the individual creator owns all rights, title and interest to any and all copyrights or copyrightable material, including software programs, produced, composed or fixed in any tangible medium of expression in the performance of work under this agreement. The creator may assign copyrights, free of restrictions to the Sponsor.

    10. HOLD HARMLESS. Each party shall at all times during this agreement and thereafter, indemnify, defend and hold the other party, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorney's fees, arising out of death or personal injury or out of damage to property or business loss resulting from or sustained as a result of executing this Agreement. In no event shall either party be liable for special, direct, indirect or consequential damages, losses, costs, charges, claims, demands, fees or expenses of any kind incurred by the other party as a result of this Agreement. Indemnification provisions for licensure of technology derived from this Agreement are covered in the License Agreement.

    OU makes no representation and extends no warranties of any kind, either expressed or implied, including but not limited to warranties or merchantability, fitness for a particular purpose, and validity of patent rights claims which may be derived from research undertaken pursuant to this Agreement.

    11. CONFIDENTIALITY. With respect to all nonpublic proprietary rights or technology disclosed by the University to Sponsor or by Sponsor to the University pursuant to this Agreement and (b) Improvements (hereinafter "Confidential Information"), the party receiving such Confidential Information (which in the case of Improvements, shall be considered the University) shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by the Agreement or the License Agreement, use all its best efforts to prevent the disclosure of any Confidential Information to any third party unless such disclosure would be allowed by this Agreement or the License Agreement, limit disclosure to only those of its officers and employees who need to know and use its best efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restriction shall not apply to any Confidential Information which is (a) independently developed by a party outside the scope of this Agreement, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 11 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee or subcontractor of the University or Sponsor hereunder or under the License Agreement (if such assignee, sublicensee or subcontractor is subject to the provisions of this Section 11 or
(f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use its best efforts to obtain confidential treatment of any such disclosure).

    Notwithstanding the provisions of Section 11 hereof, the University and Sponsor may, to the extent necessary, disclose and use Confidential Information
(a) for the purpose of securing institutional or government approval to clinically test or market any Specified Technology, Proposed Product or Improvement or (b) for the purpose of securing patent protection for a Specified Technology, Proposed Product, or Improvement, provided, however, that in each such instance (i) the other party hereto shall have been notified of the permitted disclosure and (ii) any such disclosure shall be made to Persons which either have agreed to be bound by or are already subject to a duty of confidentiality, for the benefit of a party hereto, substantially the same as that set forth in Section 11 hereof, wherever reasonably possible.

    12. INDEPENDENT CONTRACTOR. OU is an independent contractor and shall be free to exercise its discretion and independent judgment as to the method and means of performance of its work hereunder. OU employees shall not be considered employees of Sponsor, and neither OU nor Sponsor personnel will, by virtue of this Agreement, be entitled or eligible, by reason of this Agreement, to participate in any benefits or privileges given or extended by either party to its employees.

    13. NEWS RELEASE. Neither party may use the name of the other party in news releases, publicity, advertising, or other promotion, without the prior consent of the party except for documents used for internal consumption by Sponsor. OU acknowledges that the Sponsor does desire general public information releases regarding the award of this contract at OU, and OU will work with Sponsor on such public information.

    14. NOTICES. All notices under this agreement given by either party to the other shall be in writing and shall be sent by U.S. Postal Service, Certified Mail, Return Receipt Requested, postage prepaid and addressed to the following individuals:

    For OU:
    Office of Research and Sponsored Programs
           Attention:     Carol J. Blum
                          Assistant Vice President for Research
                          105 University Technology and Research Center
                          Ohio University
                          Athens, Ohio 45701-2979
                          614-593-2856

           Copies to:     Thomas Wagner
                          Edison Animal Biotechnology Center
                          Wilson Hall

                          Ohio University
                          Athens, Ohio 45701

                          David N. Allen
                          Acting Director
                          Edison Animal Biotechnology Center
                          c/o OU Innovation Center
                          One President Street
                          Athens, Ohio 45701

           or Sponsor:    Glenn L Cooper, MD
                          President and CEO
                          Progenitor, Inc.
                          One President St.
                          Athens.  OH 45701

    15. ARBITRATION. All controversies and/or disputes arising out of this Agreement shall be governed by Article 12 of the License Agreement.

    16. FORCE MAJEURE. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure.

    17. ENTIRE AGREEMENT. This document, its references and attachments, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by written instrument signed by both parties hereto.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

    TO ACKNOWLEDGE THEIR ACCEPTANCE, the parties have signed below.

OHIO UNIVERSITY                              SPONSOR

By   /S/ T. LLOYD CHESNUT                    By   /S/ GLENN L. COOPER
   ----------------------                       ---------------------

Name   T. Lloyd Chesnut, Ph.D.               Name  Glenn L.Cooper, M.D.
     -------------------------                     --------------------

Title   V.P. Research and Graduate Studies   Title   President and CEO
      ------------------------------------           -----------------

Date   4-19-93                               Date   4/20/93
       -------                                      -------

                                      EXHIBIT A

                       RESEARCH PLAN FOR T7-T7 RESEARCH PROJECT

During the period of the proposed research program three specific goals will be investigated.

1. Developing and testing means for the delivery of the T7-T7 DNA vectors into cells within a target animal. presently, delivery of the T7-T7 vector is accomplished by passive introduction into target cells and this method of DNA uptake, either as naked DNA or lipofectin coated DNA, is only marginally effective in some selected tissues. Only in muscle, brain and epidermal tissue is passive introduction observed. Therefore, the major objective of the proposed research program is to develop an active cell membrane transport system for the T7-T7 vector. Progenitor will supply an oligosaccharide molecule from a collaborative arrangement. This oligosaccharide is proposed to act as an active carrier system which may transport the T7-T7 vector across cell membranes. Edison Center scientists will develop methods of linking this active transport molecule to the T7-T7 vector and study its efficacy at efficiently delivering the T7-T7 vector into cells of a tissues. The ability of this transport system to effectively deliver the T7-T7 system into the cytoplasm of both cells in culture and cells from each of the tissues of the mouse model will be investigated.

2. Determination of the duration of expression of the introduced T7-T7 vector in the tissues of whole live animals. Once efficient delivery of the T7-T7 vector has been accomplished it is important to determine how long after initial introduction into a test animal gene expression from the vector continues. Therefore, vectors expressing marker genes such as luciferase will be introduced into a large number of test animals and individual animals sacrificed at predetermined times for luminescence assay of each tissue to determine the length of activity of this vector in each tissue type.

3. In addition to these crucial studies of the T7-T7 system, improved vectors will be designed and constructed expressing at least two commercially significant gene products. Concurrent with the above stated goals of the proposed research program an additional undertaking will be to improve the present vector by addition of sever cloning sites and other features to make the vector more generally useful for the introduction of genes of choice. The improved vector will be used to introduce two new genes chosen by Progenitor for gene therapy delivery.

                                      EXHIBIT B




                                      [ * * * ]

PROGENITOR, Inc.


August 7, 1995


David N. Allen, Ph.D.
Director
Ohio University
Edison Biotechnology Institute
20 East Circle Drive, Suite 190
Athens, OH 45701-3751

Re: Reinstatement and extension by Letter Agreement of the T-7 Sponsored Research Agreement

Dear Dr. Allen:

     Reference is made to the Sponsored Research Agreement (the "Agreement") dated April 1, 1993 and in force through March 31, 1995, between the Ohio University Edison Biotechnology Institute (herein "OUEBI" but f.k.a. the Ohio University Edison Animal Biotechnology Center) and Progenitor, Inc., ("Sponsor").

     As contemplated in Section 3 (Period of Performance) of the Agreement, the Agreement, as hereinafter modified, is hereby extended from July 1, 1995 to June 30, 1996.

     1. The first paragraph of Section 7 of the Agreement is hereby modified to read in its entirety as follows:

     With the exception of any special items defined elsewhere in the attached License Agreement, entered into on the same Effective Date as this Agreement, OU shall own all right, title, and interest in and to any and all inventions, improvements, discoveries, materials, products, know-how, data, formulations, processes or procedures first made or conceived or first reduced to practice in the performance of the work under this Agreement, and all patents or other proprietary rights thereto whether such patents or other proprietary rights were individually conceived or reduced to practice by EABC employees or jointly by EABC and Sponsor's employees. All such patents and other proprietary rights shall be deemed to be within the term PATENT RIGHTS in the attached License Agreement. OU shall promptly disclose any intellectual property to Sponsor. The exception to this Article 7 on intellectual property shall include any and all technology first-made or conceived or reduced to practice solely by Sponsor.

     2. The research and development activities to be conducted by OUEBI pursuant to Section 1 (Scope of Work) of the Agreement during this extension to the Agreement shall be in accordance with Exhibit A (Proposed and On-going T-7 Research Projects Covered by Progenitor Contract) attached hereto and hereby incorporated into and made a part of this Letter Agreement.

     3. Funding for research and development activities to be conducted by OUEBI pursuant to Section 4 (Compensation) of the Agreement during this extension to the Agreement shall be provided by the Sponsor and shall be in accordance with the budget provided in Exhibit B attached hereto and hereby incorporated into and made a part of this Letter Agreement. Sponsor shall fulfill its payment obligations hereunder by making 4 quarterly reimbursement payments during the term of the extension of the Agreement in accordance with the provisions of Section 4 (Compensation).

     4.        A paragraph (c) should be added to Section 6, Termination:

     (c) The sponsor elects to terminate this Agreement for any reason, effective ninety (90) days following written notification.

     5. All provisions of the Agreement not expressly modified by this letter agreement shall remain in full force and effect.

     If the foregoing is in accordance with your understanding, please so indicate by signing the space provided below.

Acknowledged and accepted.



/S/ CAROL J. BLUM                       /S/ STEPHEN J. WILLIAMS, Ph.D.
- -----------------------------------     --------------------------------------
Carol J. Blum, Ph.D.                    Stephen J. Williams, Ph.D.
Associate V.P. for Research &           Vice President, Business Development
Graduate Studies                        Progenitor, Inc.
Date                                    Date  August 7, 1995
      -----------------------------



/S/ DAVID N. ALLEN
- -----------------------------------
David N. Allen, Ph.D
Director
Date  8 Aug. 1995

                                      EXHIBIT A

                      PROPOSED AND ONGOING T7 RESEARCH PROJECTS
                            COVERED BY PROGENITOR CONTRACT


Several T7-related research projects are proposed and will be carried out by a collaborative effort between Progenitor's Dr. Chen's group and Dr. Wagner's group at the Ohio University Edison Institute. The progenitor contract will support work by Dr. Li and Mr. Keyong Xiong of the Edison Biotechnology Institute, Ohio University, in this collaborative interaction from 1995 to 1996. These proposed projects include repeating antitumor efficacy studies, finishing an ongoing animal immunization study, and modifying the existing T7TK vector system as well as developing new T7 vectors.

In repeating antitumor efficacy studies, 80 to 100 nude mice will be used to
1) optimize in vivo T7 DNA injection (salt concentration, pH, dosage,...)
2) inject old and new T7TK vectors and ganciclovir (GCV) to estimate antitumor efficacy of the approach for treatment of 143B tumors grown on nude mice This study takes about two month to finish. Similar animal tumor study may be carried out in late 1995 or in 1996. Daily technical support will be needed for animal care, and DNA/GCV injections during the study.

In animal immunization studies, 20 BALB/c mice are currently used for pT7-hemagglutinin (T7-HA) injection and serum testing. These mice are being investigated for their humoral and cellular immune responses to the expressed influenza HA antigen. This study will be finished within 2-3 months, but may be repeated at a larger scale (at least 40 BALB/c mice will be involved) either in late 1995 or in 1996.

In order to modify existing T7TK vector, site-specific mutagenesis will be used frequently in molecular biology lab to delete all unnecessary DNA sequences from the existing vector to generate a shorter and more efficient T7TK vector for future tumor preclinical and clinical uses. This project involves DNA cloning, restriction and ligation reactions, single strand DNA production, phagemid mutagenesis, large scale plasmid preparation, transfection, and protein bioassays. It takes about greater than or equal to 3 months to finish this project. In a related research project, new T7 vectors for new applications will be designed, constructed, and tested both in cultured cells and in animals. These studies will include both retroviral and adenoviral/T7 hybrid systems. This part of the research is anticipated to continue for the whole year (1995-1996).

Smaller scale, unplanned T7 experiments also may be carried out from time to time to test new ideas, new reagents ect.

                                      EXHIBIT B


                                      [ * * * ]

PROGENITOR, Inc.



November 22, 1995

David Allen, Ph.D.
Director
The Innovation Center
Ohio University - EBI
20 E. Circle Dr., Suite 190
Athens, OH 45701-3751

Dear Dave:

Regarding EBI sponsored research support from Progenitor, Progenitor proposes to increase the size of its commitment under the T7-T7 contract dated April 1, 1993 as amended and extended from July 1, 1995 to June 30, 1996, from [ * * * ] to
[ * * * ]. The [ * * * ] direct cost only increment is intended to support personnel during the period of January through June, 1996. Consistent with the original agreement, Progenitor will make payments on actual expenses within 60 days of receipt of the quarterly invoices from OU.



Sincerely,


/S/ DOUGLASS B. GIVEN
- -----------------------------------
Douglass B. Given, M.D., Ph.D.
President and CEO



1507 Chambers Road                                Telephone: (614) 488-6688
Columbus, OH 43212-1566                           Facsimile:(614) 488-0404